EXHIBIT 10.A.41

November 26, 1996



John (Jack) B. Douglas III
Reebok International Ltd.
100 Technology Center Drive
Stoughton, MA 02072



Employment Agreement



Dear Jack:

		The following sets forth our agreement regarding the terms and provisions of your employment as an officer and employee of Apple Computer, Inc. (the"Company"). Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 6 of this Agreement.

		1.	Commencement of Employment. Your
employment under this Agreement shall commence on January 6, 1997
(the "Effective Date").

		2.	Position.  You shall be employed as Senior
Vice President and General Counsel of the Company and shall report directly to me and your duties and responsibilities to the Company shall be consistent in all respects with such position. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than de minimis amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services. Your principal place of employment shall be the executive offices of the Company in Cupertino, California, although you understand and agree that you will be required to travel from time to time for business purposes.

		3.	Compensation.

		(a)	Base Salary.  As compensation to you for all
services rendered to the Company and its subsidiaries, the Company will pay you a base salary at the rate of not less than three hundred sixty thousand dollars ($360,000) per annum as of the Effective Date. Your base salary will be paid to you in accordance with the Company's regular payroll practices applicable to its executive employees.

		(b)	Bonus.  You shall be eligible to participate
in the annual Senior Executive Bonus Plan (domestic) sponsored by the Company or any successor plan thereto. Such bonus program shall afford you the opportunity to earn an annual bonus for each fiscal year of the Company during your employment. During the Company's
Fiscal Year 1997 only, your Target Annual Bonus shall be 67% of your Base Compensation, or two hundred forty one thousand, two hundred dollars ($241,200) prorated for that portion of the Company's Fiscal Year 1997 during
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which you are employed.  The amount of your Target Annual Bonus thereafter, expressed as a percentage of your Base Compensation, shall be reviewed annually by the Company but shall not be less than 67% of your Base Compensation so long as you remain employed in the position of Senior Vice President and General Counsel. Each annual bonus shall be paid to you in accordance with the terms and conditions of the bonus plan then in effect.

	(c)	Hiring Bonus.  Subject to other provisions
of this Agreement, the Company shall pay you a Hiring Bonus in the amount of seventy five thousand dollars ($75,000) and shall be paid to you within thirty (30) days after the Effective Date of this Agreement. If you voluntarily terminate your employment with the Company within six (6) months of the Effective Date, you may be responsible for reimbursement of all or part of the hiring bonus.

		(d)	Stock Options.  In consideration of this
Agreement, we will recommend to the Apple Computer, Inc. Board of Directors an initial stock option grant of 100,000 shares of Apple Computer, Inc. common stock. Each grant vests over a three year period at 33% increments beginning one year from the grant date and shall at all times be subject to the terms and conditions of the Apple Computer, Inc. 1990 Stock Option Plan, as amended, and any successor plans thereto ("Stock Plan"). You shall be eligible to participate in the Stock Plan established by the Company in accordance with the terms and provisions of the Stock Plan.

		(e)	Benefits. You shall be eligible to participate
in all employee benefit plans and arrangements that the Company provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you, in the aggregate, than the terms and provisions available to other executive employees of the Company.

		4.	Termination.

		(a)Termination for Cause. If your employment is terminated by the Company for Cause, the Company shall pay you the full amount of the accrued but unpaid base salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your base salary then in effect) for all unused accrued vacation. In addition, you shall be entitled to benefits under the employee plans and arrangements described in Section 3(e) above in accordance with terms and provisions of such plans and arrangements.

	(b)Termination Other than for Cause. During the three (3) year period following the Effective Date only, if your employment is terminated by the Company for reasons other than for Cause, the Company shall pay you the full amount of the accrued but unpaid base salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your base salary then in effect) for all unused accrued vacation. In addition, during the three (3) year period following the Effective Date only, the Company shall pay you a lump sum amount depending on the date of your employment termination as follows:

Termination Date		Amount

During 1-year period 		100% of annual base salary
following Effective Date	($360,000)
				100% of Target Annual Bonus
				($241,200)

Following first anniversary	100% of annual base salary
of Effective Date		100% of target annual bonus


There shall be no other payments or benefits on termination.


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		5.	Relocation.  The Company will provide you
with full executive relocation benefits in accordance with the Company's Relocation Policy for executives including mortgage assistance in the amount of four hundred thousand dollars ($400,000) or 25% of the purchase price of your new California residence, whichever is less. The Company also shall pay for travel expenses for you and your wife to come to California during the month of December, 1996.
Any additional relocation items or arrangements will be determined in writing as authorized by the Company's Senior Vice President of Human Resources.

		6.	Definitions.  For purposes of this
Agreement, the following capitalized words shall have the meanings set forth below:

		"Cause" shall mean a termination of your employment which is a result of (i) your felony conviction, (ii) your willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or (iii) your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you) after a written demand for substantial performance is delivered to you by the Company's Chief Executive Officer, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within 10 days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

		7.	Notice.  For the purpose of this Agreement,
notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Apple Computer, Inc., 1 Infinite Loop, MS 75-8A, Cupertino, California 95014, Attn.: George Scalise, Chief Administrative Officer, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

		8.	Miscellaneous.

		(a)	Amendments, Waivers, Etc.  No provision
of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

	(b)	Validity.  The invalidity or unenforceability
of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

	(c)	Counterparts.  This Agreement may be
executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.



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	(d)	Withholding.  Amounts paid to you
hereunder shall be subject to all applicable federal, state and local withholding taxes.

	(e)	Source of Payments.  All payments provided
under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

	(f)	Headings.  The headings contained in this
Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

	(g)	Governing Law.  The validity,
interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed in such State.

		    *       *       *       *

	If this letter sets forth our agreement on the terms and conditions of your employment with the Company, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

		Sincerely,

		APPLE COMPUTER, INC.



	By__/s/ George Scalise
	         George Scalise




	Agreed to as of this 2nd day of December, 1996.



		__/s/ John B. Douglas III__
    	    	      John B. Douglas III














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